Exhibit 99.1

FOR IMMEDIATE RELEASE

August 5, 2003

Owens & Minor Initiates Redemption of $2.6875 Term Convertible Securities,

Series A (“TECONS”), of Owens & Minor Trust I

Richmond, VA(NYSE-OMI) Owens & Minor, Inc announced today that it has initiated the redemption of all of the outstanding $2.6875 Term Convertible Securities, Series A (“TECONS”) issued by Owens & Minor Trust I, a business trust owned by the Company. As of August 4, 2003, there was an aggregate of 2,087,306 TECONS outstanding (or $104,365,300 aggregate liquidation amount). All of the outstanding TECONS will be redeemed on September 4, 2003 at a redemption price of 102.0156% of the liquidation amount (or $51.01 per $50 TECONS) thereof, plus accumulated and unpaid distributions to September 4, 2003. The TECONS called for redemption are convertible into Owens & Minor’s common shares at any time prior to the close of business on September 3, 2003 at the conversion rate of 2.4242 common shares for each TECONS (equal to a conversion price of $20.625 per common share).

All of the TECONS are held in book-entry form through brokerage firms and banks. Therefore, holders may convert their TECONS by instructing the bank or broker through which their TECONS are held to deliver an irrevocable conversion notice through The Depository Trust Company, to the conversion agent, Bank One Trust Company, N.A. In addition, the redemption agent will be Bank One Trust Company, N.A.

The Company expects to fund the redemption of any TECONS not converted to common shares from its available cash and existing financing facilities.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase. TECONS is a registered service mark of J.P. Morgan Securities, Inc.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Virginia, is the nation’s leading distributor of national name brand medical/surgical supplies. The company’s distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management and logistics. The company has also established itself as a leader in the development and use of technology. For news releases as well as virtual warehouse tours, visit the company’s Web site at www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The company assumes no obligation to update information contained in this release.

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CONTACT:    Richard F. Bozard, Vice President, Treasurer, 804-965-2921; or Trudi Allcott, Manager, Communications, 804-935-4291.

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